Exhibit 10.1

Lysanne J W Black
Senior Deputy Company Secretary
26th September 2006

HBOS plc

Written Resolutions of the Special Committee of the Board of Directors

WRITTEN RESOLUTIONS

1	Authority

It was noted that the Special Committee requires to be comprised of at least four Directors, one of whom must be the Chairman of HBOS plc, the Senior Independent Director of HBOS plc or an independent Non-Executive Director of HBOS plc. It was duly noted that these resolutions had been forwarded to four Directors, one of whom is the independent Non-Executive Director.

It was noted that the Special Committee can act by written resolution to make decisions on matters of urgency concerning HBOS plc which would otherwise require a decision of the Board but which cannot, in the opinion of the Chairman or the Senior Independent Director or a Non-Executive Director and the Chief Executive, await the next meeting of the Board.

It was further noted that no Board meeting had been called to discuss the matters to be considered by the Special Committee.

2	Directors’ Interests

By their execution of these resolutions, the Directors declare that there are no interests in these resolutions which are required to be disclosed by s.317 of the Companies Act 1985 or the Articles of Association of the Company (‘the Articles’).

3	Offer of Non-Cumulative Callable Dollar Preference Shares of US $1 each

3.1	It was noted that the purpose of the following resolutions was, if thought fit, to approve in principle an increase in the Company’s regulatory capital base by the creation and issuance of up to US$1,500m Non-Cumulative Callable Dollar Preference Shares (‘Preference Shares’) of US$1 each at a premium of US$999 (‘the Offer’) and any further steps necessary in connection with the applications for admission of the American Depositary Receipts (“ADRs”) evidencing the American Depositary Shares (“ADSs”) representing the Preference Shares to the Official List and to the London Stock Exchange plc’s (‘the Exchange’) Gilt-Edged and Fixed Interest Market (together referred to in these minutes as ‘Admission’).

3.2	It was noted that the Offer is intended to be marketed to institutional investors domiciled in the United States. The Company intends to issue the Preference Shares which will then be deposited with The Bank of New York as depositary (the ‘Depositary’). The Depositary will in turn sell ADSs evidenced by the ADRs to investors. Each ADS will represent an interest in the designated number of Preference Shares. Application will be made for the ADRs to be admitted to the Official List and to the Exchange’s Gilt-Edged and Fixed Interest Market. No application will be made for the Preference Shares to be admitted to the Official List nor to the Exchange’s Gilt-Edged and Fixed Interest Market.

3.3	The following matters were noted:

3.3.1	The maximum amount to be raised under the Offer would not exceed US$1,500 million. The internal limit agreed by the Boards of the Company, the Governor and Company of the Bank of Scotland and Halifax plc on 23 November 2004 for non-innovative Tier 1 non-equity capital issuance for the calendar year 2005 was £1,000 million. It was noted that the issuance of 750,000 sterling denominated preference shares in May 2005 had raised £750 million and that the remaining available limit of £250 million was insufficient to cover the proposed issue of the Preference Shares. The Directors would therefore be required to authorise an increase in the internal limit for the issuance of non-innovative Tier 1, non-equity capital from £1,000 million to £1,750 million.

3.3.2	In addition to the existing powers of the Directors to allot relevant securities, pursuant to a resolution passed at the annual general meeting of the Company on 27 April 2005, the Directors have been generally and unconditionally authorised pursuant to and in accordance with section 80 of the Companies Act 1985 to exercise all the powers of the Company to allot relevant securities up to the aggregate nominal amount of £796,000,000, Euro 1,500,000,000 and U.S.$2,000,000,000.

3.3.3	Pursuant to Article 4.7 the Company may not issue the Preference Shares unless the requirements set out in that Article have been complied with. It was noted that KPMG Audit Plc (“KPMG”), the Company’s auditors, have been asked to produce a letter (“the KPMG letter”) on or around the date of issue of the Preference Shares if the Committee so resolves to approve in principle an increase in its regulatory base by the creation and issuance of the Preference Shares, reporting that (i) immediately following the issue of the Preference Shares the aggregate nominal amount of the Preference Shares, when added to the aggregate nominal amount of the 9¼% Preference Shares, the 9¾% Preference Shares (each as defined in the Articles), the non-cumulative redeemable preference shares with an initial dividend rate of 6.0884 per cent. each year and the non-cumulative redeemable preference shares with a dividend rate of 6.475 per cent. each year (all together the “Priority Preference Shares”) in issue will not exceed an amount equal to 25% of the Adjusted Capital and Reserves as defined in the Articles and (ii) the average of the annual profit after taxation and before extraordinary items and dividends of the Company as shown in the Relevant Accounts (as defined in the Articles) for the three most recent accounting reference periods of the Company to have ended prior to the date of the issue of the Preference Shares exceeds four and a half times the aggregate annual amount of the dividends (exclusive of any imputed tax credit available to shareholders) payable in the then current accounting reference period in respect of the Priority Preference Shares and the Preference Shares.

3.3.4	The dividends due on the Priority Preference Shares had been paid in full on the most recent dividend payment dates thereof and therefore the creation and issuance of the Preference Shares would not be regarded as a variation or abrogation of the rights of the holders of the Priority Preference Shares under Article 10.1 of the Articles.

3.3.5	The Preference Shares would not be ‘equity securities’ within the meaning of the Companies Act 1985 and therefore the pre-emption rights set out in section 89 of the Companies Act 1985 would not apply to the issue of the Preference Shares (if the Committee so decide in principle to issue the Preference Shares).

3.4	It was noted that the following documents in connection with the Offer were in the possession of the Senior Deputy Secretary and that such documents can be requested from the Senior Deputy Secretary at any time by the Directors for review:-

3.4.1	A draft prospectus containing details of the Offer (‘the Prospectus’); and

3.4.2	Copies of the documents described in the Prospectus as being available for inspection.

3.5	It was noted that attached to these resolutions was a draft document titled ‘The Terms of Issue of the Preference Shares’ which set out certain of the principal terms of issue and the rights attaching to the Preference Shares (and which provides, inter alia, that the Preference Shares may, subject to investor demand, be issued in up to three distinct series, each of which will be identical in every material respect except for its aggregate issue amount and the terms relating to the calculation and payment of dividends thereon).

3.6	It was further noted that the documents listed in paragraphs 3.4.1 and 3.4.2 together with the Terms of Issue of the Preference Shares are hereinafter referred to as ‘the Offering Documents’.

4	Prospectus

4.1	It was noted that under the Prospectus Directive (being a directive of pan-European effectiveness regulating the form and content of prospectuses pursuant to which securities may be offered in the European Economic Area, implemented in the United Kingdom through the amended Financial Services and Markets Act 2000) the Company is responsible for ensuring that the Prospectus contains the information necessary to enable investors to make an informed assessment of the assets and liabilities, financial position, profits and losses of the Company and the rights attributed to the ADRs.

4.2	It was noted that the following responsibility statement is contained on page 2 of the Prospectus which is available to the Directors for inspection:-

“The Company accepts responsibility for the information contained in this Prospectus. The Company, having taken care to ensure such is the case, confirms that the information contained in this Prospectus is, to the best of its knowledge, in accordance with the facts and contains no omission likely to affect its import.”

It was noted that it was insufficient that any material fact was contained in a document referred to as being available for inspection. All material facts had to appear in the Prospectus (which includes all documents incorporated therein by reference). It was also noted that every significant new factor, material mistake or inaccuracy relating to the information included in the prospectus which is capable of affecting the assessment of the securities which arises or is noted between the time when the Prospectus is approved by the UK Listing Authority and the time when trading of the ADRs commences shall be required to be mentioned in a supplement to the Prospectus. Consequently, it was further noted that the Prospectus must be reviewed by the Directors prior to admission of the ADRs to the Official List and to trading by the Exchange.

4.3	It was noted that each of Retail Division, Corporate and Treasury Division, Insurance & Investment Division and Strategy & International Operations Division had provided the relevant business descriptions in respect of each such Division in the section entitled ‘Description of the Company’ beginning on page 53 of the Prospectus, which is available to the Directors for inspection.

4.4	It was noted that a statement entitled ‘Conflicts of Interest’ is contained on page 62 of the Prospectus in terms that:

“No potential conflicts of interest exist at the date of this Prospectus between the duties of the directors to HBOS and their private interests or other duties”.

By their execution of these resolutions the Directors confirm that such statement is true and accurate and not misleading in respect of its application to the Company.

4.5	It was noted that a section entitled ‘General Information’ is contained on page 120 of the Prospectus which provides:

“There has been no significant change in the financial or trading position of the HBOS Group since June 30, 2005 nor any material adverse change in the prospects of the HBOS Group since December 31, 2004.”

“Neither the Company nor any of its subsidiaries is or has been involved in any governmental, legal or arbitration proceedings, nor to the Company’s knowledge, are any governmental, legal or arbitration proceedings pending or threatened involving the Company or any of its subsidiaries of which the Company is aware during the 12 months preceding the date of this Prospectus, which may have or have had in the recent past a significant effect on the financial position or profitability of the Company and its subsidiaries taken as a whole.”

By their execution of these resolutions the Directors confirm that each such statement is true and accurate and not misleading in respect of the application to the Company.

4.6	The Committee carefully considered the Offer and Admission and the Terms of Issue of the Preference Shares.

4.7	It was noted that no verification notes had been prepared in respect of the Prospectus. It was noted that the Directors were instead relying on the verification of the sections of the Prospectus entitled ‘Description of the Company’ and ‘General Information’ from the verification notes previously prepared by Linklaters and Milbank, Tweed, Hadley & McCoy LLP for the Company’s US MTN programme and the replies thereto which had been provided or obtained by the Company Secretarial team and certain other members of management.

4.8	It was noted that the Articles required the Directors to decide on certain of the terms of the Preference Shares before they are allotted. These terms were set out in the Terms of Issue of the Preference Shares which provides, inter alia, that the Preference Shares may, subject to investor demand, be issued in up to three distinct series, each of which will be identical in every material respect except for its aggregate issue amount and the terms relating to the calculation and payment of dividends thereon. By his execution of these resolutions, each Committee member acknowledges that he has carefully considered the Terms of Issue of the Preference Shares. It was noted that a summary of the rights of the Preference Shares was set out in the section entitled ‘Description of the Preference Shares’ in the Prospectus.

4.9	It was noted that provided the KPMG Letter is issued the requirements set out in Article 4.7 of the Articles as explained in paragraph 3.3.3 above will be fully complied with (if the Committee so resolve to approve in principle an increase in its regulatory base by the creation and issuance of the Preference Shares).

5	Resolutions

5.1	By their execution of these resolutions, the Committee members AGREE and RESOLVE, on behalf of the Board of the Company, that the internal limit for the issue of non-innovative Tier 1, non-equity capital for the calendar year 2005 be increased from £1,000 million to £1,750 million.

5.2	By their execution of these resolutions, the Committee members AGREE and RESOLVE, on behalf of the Board of the Company, that, subject to the final Prospectus being approved by the UK Listing Authority:-

5.2.1	The Offer and the terms of issue and the rights attaching to the Preference Shares (which provides, inter alia, that the Preference Shares may, subject to investor demand, be issued in up to three distinct series, each of which will be identical in every material respect except for its aggregate issue amount and the terms relating to the calculation and payment of dividends thereon) as set out in the Terms of Issue of the Preference Shares be approved, and that any Director of the Company be authorised to agree to such additions and amendments to the Terms of Issue of the Preference Shares as he/she may deem necessary and/or desirable and approve the final version of the Terms of Issue of the Preference Shares (incorporating such additions and amendments) prior to allotment;

5.2.2	The draft Prospectus be approved;

5.2.3	Admission be approved and application be made to the UK Listing Authority and to the Exchange respectively for admission of all of the ADRs proposed to be issued (i) to the Official List; and (ii) to the Exchange’s Gilt-Edged and Fixed Interest Market;

5.2.4	Arrangements be made for the final Prospectus to be published in accordance with the requirements of the Prospectus Rules of the UK Listing Authority;

5.2.5	(i) The Company Secretary, (ii) any member of the Committee, (iii) any Director of the Company or (iv) two authorised signatories acting together being one of Lindsay MacKay, Cliff Pattenden, Claire Bright, Ian Haywood or Richard Shrimpton and one of Lorinda Long, Lorrane Campbell, Michael Pithey and Amarpal Takk (‘two Authorised Signatories’) be and are hereby instructed and is/are hereby authorised to sign the final Prospectus for and on behalf of the Company;

5.2.6	(i) The Company Secretary, (ii) any member of the Committee, (iii) any Director of the Company or (iv) two Authorised Signatories be and is/are hereby instructed and is/are hereby authorised to make an application to the UK Listing Authority for the ADRs proposed to be offered to be admitted to the Official List of the UK Listing Authority and in that connection supply to the UK Listing Authority such information and documents and to give such undertakings and to pay such fees as may be necessary;

5.2.7	(i) The Company Secretary, (ii) any member of the Committee, (iii) any Director of the Company or (iv) two Authorised Signatories be and is/are hereby instructed and authorised to make an application to the Exchange for the ADRs proposed to be issued to be admitted to trading by the Exchange and in that connection supply to the Exchange such information and documents and to give such undertakings and to pay such fees as may be necessary;

5.2.8	(i) The Company Secretary, (ii) any member of the Committee or (iii) any Director of the Company or (iv) two Authorised Signatories be authorised to agree to any additions and amendments to any other Offering Documents (but including the Prospectus) and to approve the final version of such Offering Documents;

5.2.9	All such other Offering Documents as are mentioned in paragraph 5.2.9 above be and are hereby approved and (i) any member of the Committee, (ii) any Director of the Company or (iii) two Authorised Signatories be authorised to sign such Offering Documents for and on behalf of the Company and deliver the same to the persons entitled thereto;

5.2.10	(i) Any member of the Committee, (ii) any Director of the Company or (iii) two Authorised Signatories be authorised to execute any letters, certificates, notices, forms or other documents (as a deed or otherwise) whatsoever which he/she considers is necessary and/or desirable in connection with the Offer and the Admission for and on behalf of the Company (including, without limiting the generality of the foregoing, any deposit agreement governing the relationship between the Company, the Depositary and the ADR holders and an underwriting agreement between the Company, Lehman Brothers Inc, Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc (‘the Underwriting Agreement’)); and

5.2.11	(i) Any member of the Committee, (ii) any Director of the Company or (iii) two Authorised Signatories be authorised to take any further or other action which he/she considers necessary and/or desirable in connection with the Offer and the Admission.

6	Allotment of the Preference Shares

The Committee AGREED and RESOLVED on behalf of the Board of the Company that any Director be authorised to approve the allotment and issue of up to US$1,500m Preference Shares fully paid up pursuant to the Underwriting Agreement subject to the Underwriting Agreement becoming unconditional and not being terminated and the Company Secretary was instructed to arrange for the filing in due course with the Registrar of Companies of the relevant Form(s) 88(2).

Signed on 13th September by:

/s/ Colin Matthew

Colin Matthew

/s/ George Mitchell

George Mitchell

/s/ Phil Hodkinson

Phil Hodkinson

/s/ Brian Ivory

Brian Ivory